Exhibit 10.28

[(CONFIDENTIAL TREATMENT OF CERTAIN DESIGNATED PORTIONS OF THIS AGREEMENT HAVE BEEN REQUESTED BY REGISTRANT. SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED, AS INDICATED BY AN (*) IN THE TEXT, AND SUBMITTED TO THE COMMISSION).]

CONTRACT AND ALL EXHIBITS

HEREIN

BETWEEN TXI OPERATIONS LP AND AMEC-ZACHRY CONTRACTORS

THIS CONTRACT made effective on the 1st day of August 2007, by and between AMEC-ZACHRY CONTRACTORS, a Joint Venture between Zachry Construction Corporation and AMEC E&C Services, Inc. with its principal office at 527 Logwood, San Antonio, Texas 78221, hereinafter called “CONTRACTOR”, and TXI OPERATIONS LP, a Delaware limited partnership with its principal office at 1341 W. Mockingbird Lane, Dallas, Texas 75247, hereinafter called “OWNER”:

WITNESSETH, that CONTRACTOR and OWNER, for the consideration hereinafter named, agree as follows:

ARTICLE 1. SCOPE OF THE WORK

1.1 OWNER hereby engages CONTRACTOR to perform the following as more fully defined in the Scope of Work, attached as Exhibit A hereto, referred to hereafter as the “Work”. In completing the Work required herein, CONTRACTOR shall:

(a)	Furnish all of the materials as are necessary to complete the Work described herein, except as otherwise provided herein;

(b)	do everything required by this Contract (including the General Conditions as defined in Article 6 and Special Conditions as defined in Article 11), the Drawings and Specifications, and any other documents, drawings and specifications and/or agreements which now or in the future become a part of the entire Contract of the parties hereto in respect to the Work contemplated herein.

Hereinafter, this Contract, which includes the Drawings and Specifications, and all Exhibits, Attachments, and Schedules hereto, shall be collectively referred to as the “Contract” or “Contract Documents”. The specific Work to be performed by CONTRACTOR, as more fully set out in Exhibit A, Scope of Work, is as follows:

(1)	CONTRACTOR shall furnish all project management services, construction management, engineering, design, drawings, materials, equipment, tools, installation labor, supervision, and insurance (as more fully set forth in the Scope of Work attached hereto as Exhibit A), to provide OWNER with a Mechanically Complete new 3850 short tons per day (STPD) clinker production Cement Line Expansion at OWNER’S Hunter Cement Plant, New Braunfels, Texas (hereinafter called “Plant Site”).

(2)	CONTRACTOR shall furnish Parent Guarantees from Zachry Construction Corporation and AMEC plc in the forms attached hereto as Exhibit J-1 and Exhibit J-2.

1.2 OWNER. shall furnish or otherwise be responsible for the following:

(1)	OEM Equipment and OEM Services as set forth in the Integrated Project Schedule, including OEM engineered drawings;

(2)	Environmental permits and fees;

(3)	Geotechnical investigation report and topographical surveys;

(4)	Electrical power (480 volt), non-potable water for the CONTRACTOR’S main construction offices;

(5)	Temporary construction power necessary to completely perform the Work within close proximity to the Jobsite. OWNER shall pay for cost of such services. The CONTRACTOR will be responsible for extending these services to its Jobsite. Water and sanitary for other construction trailers and CONTRACTOR’S employees will be provided by CONTRACTOR;

(6)	Appoint an OWNER’S Representative who shall be authorized to act on behalf of OWNER;

(7)	Provide full and unrestricted access to the Plant Site for construction of the Work;

(8)	Abide by, and require others under OWNER’S control to abide by all reasonable Jobsite safety rules promulgated by CONTRACTOR;

(9)	Pay all real property taxes assessed against the Plant Site and the Work;

(10)	Advise of the existence of any known contamination, and supply data which shall evidence that the Jobsite is clean and free of above or underground obstructions, fissures, faults or other similarly hidden features or obstructions which might interfere with the completion of the Work;

(11)	Report to CONTRACTOR any known pre-existing hazardous conditions, and to the extent correction is necessary and advisable for the Work to be completed, to correct such known conditions; provided that this shall not shift from CONTRACTOR to OWNER the duty of safety at the Jobsite, which shall remain the sole responsibility of CONTRACTOR;

(12)	All OWNER Services in Section 6.10;

(13)	Timely performance of all OWNER obligations in the Integrated Project Schedule;

(14)	*

(15)	OWNER will participate, and require others under its control to participate in the Z-PEPP® Program; and

(16)	Timely delivery as per Integrated Project Schedule of OWNER-Supplied Equipment and design information and OEM Equipment to the Jobsite in a manner that will not delay CONTRACTOR in the performance of its obligations as set forth in the approved Integrated Project Schedule;

Provided, however, in the event of OWNER’S failure to comply with subsections (1), (2), (3) (4), (5), (13) or (16) above, CONTRACTOR’S sole remedy shall be the right to a Change Order pursuant to Section 6.13.

ARTICLE 2. TIME OF COMPLETION

A Preliminary Services Agreement (“Preliminary Services Agreement”) was executed by and between the Parties on October 27, 2006. The Parties intend that this Contract will supersede the Preliminary Services Agreement and that any Work performed in accordance with the Preliminary Services Agreement shall be subject to the terms of this Contract.

CONTRACTOR will perform the Work in accordance with the Integrated Project Schedule First Clinker Milestone and shall be completed on or before August 19, 2009, as may be adjusted pursuant to this Contract. OWNER and CONTRACTOR agree that these dates are subject to timely execution of this Contract, on time delivery of the OEM Equipment, and any extensions of time provided for elsewhere in this Contract and OWNER meeting its obligations hereunder.

ARTICLE 3. THE CONTRACT PRICE

OWNER shall pay CONTRACTOR for the performance of this Contract, subject to any additions and deductions provided for herein, the Separated Fixed Contract Price (“Separated Fixed Contract Price”) as follows:

SEPARATED FIXED CONTRACT PRICE *

ARTICLE 4. PROGRESS PAYMENTS

Payments made pursuant to the Preliminary Services Agreement, dated October 16, 2006 between OWNER and CONTRACTOR in the amount of * shall suffice as advance payment and be applied to this Contract. All succeeding Progress payments shall be made in accordance with the terms set forth in the following paragraphs of this Article.

Prior to Contract signing, CONTRACTOR shall submit a Schedule of Values for Progress Payments against which, once it has been accepted by OWNER in writing, progress payments shall be paid. The Schedule of Values for Progress Payments shall include engineering, equipment, and construction totaling the Separated Fixed Contract Price. On or before the tenth (10th) Day of each month, CONTRACTOR shall submit an itemized invoice for payment pursuant to the Schedule of Values for Progress Payments which is subject to verification and approval by OWNER. CONTRACTOR shall substantiate engineering services, procurement commitments and equipment and materials-in-progress with such additional documentation as shall reasonably be requested by OWNER. CONTRACTOR will retain and make available for tax purposes supporting detail information related to the invoice as requested by OWNER, including details of engineering and design services performed by the CONTRACTOR or its subcontractor. If required by a State of Texas Sales and Use Tax audit of OWNER, CONTRACTOR will provide OWNER with the necessary documentation supporting the amount of Sales and Use Taxes paid by CONTRACTOR.

OWNER shall make payments on account of this Contract, except as otherwise provided herein, as follows: On or before the tenth (10th) Day of the following month after receipt of the invoice, OWNER shall pay the undisputed amount of the invoice, as per the Integrated Project Schedule. Provided, that OWNER shall be entitled to withhold from the final payment or immediately preceding payments, as necessary, a sum, not to exceed $3,000,000. If OWNER foresees that the final payment will not equal this amount, OWNER may withhold from the immediately preceding invoice or invoices, as necessary to accumulate this sum. OWNER may retain this sum for a period of time not to exceed ninety (90) Days after Mechanical Completion, and may deduct from such sum any amounts necessary to obtain release of liens on the Work or complete other items required to be completed by CONTRACTOR hereunder but which remain unreleased or uncompleted after reasonable notice to CONTRACTOR. After expiration of such 90 Day period, OWNER will refund to CONTRACTOR any amounts remaining from such sum.

Within ten (10) Days after OWNER receives CONTRACTOR’S invoice, OWNER shall notify CONTRACTOR concerning any invoiced amount that is in dispute and the contractual basis for such dispute. OWNER’S payment and CONTRACTOR’S acceptance of any payment shall not be deemed to constitute a waiver by either party of amounts that are then in dispute. CONTRACTOR and OWNER shall use their reasonable efforts to resolve all disputed amounts as expeditiously as possible in accordance with the provisions of Article 8.

If an invoice is not delivered by CONTRACTOR on or before the 10th of the month, payment may be withheld for an additional thirty (30) Days for that portion of the invoice which is not in compliance with the invoicing requirements in this Article 4. OWNER shall in no event make payments in excess of the contract value of labor, materials, equipment, services, etc., in progress, furnished or completed to date. CONTRACTOR agrees that monies received for the performance of this Contract shall be used primarily for labor and materials entering into Work under this Contract and said monies shall not be diverted to satisfy obligations of CONTRACTOR on other contracts.

Upon receipt of the partial payments, CONTRACTOR shall furnish OWNER with such partial releases and waivers of lien from itself and its subcontractors and significant suppliers as OWNER may reasonably request from time to time on labor and/or material and/or other claims.

All invoices shall reference OWNER’S Contract Number and Item Number                  and be mailed to:

TXI OPERATIONS LP

7781 FM 1102

New Braunfels, TX 78132-3412

Attention: William O. Brown

Payments made to CONTRACTOR by OWNER hereunder shall be made by an ACH electronic payment in the following format, in order of preference: CCD+ or CTX or CTP format, to the account of CONTRACTOR as specified on the invoice. If undisputed payments are not made as required by the Contract terms, CONTRACTOR may invoice interest at the prime rate of interest as published from time to time in the Wall Street Journal plus one percent (1%) until paid.

ARTICLE 5. SUBSTANTIAL COMPLETION AND MECHANICAL COMPLETION

5.1 Certificate of Substantial Completion. Once all of the requirements for Substantial Completion have been satisfied, CONTRACTOR shall so certify to OWNER by submitting a Certificate of Substantial Completion to OWNER, a copy of which is attached hereto as Exhibit L-1. Within seven (7) Days following receipt of such Certificate of Substantial Completion, OWNER shall notify CONTRACTOR by execution of this Certificate whether OWNER concurs that CONTRACTOR has met the requirements for Substantial Completion. Such certification shall not be deemed to waive any rights of OWNER against CONTRACTOR under this Contract. Concurrent with such certification of acceptance, which shall be evidenced by execution of the Certificate of Substantial Completion by OWNER, Substantial Completion will have occurred and OWNER shall assume care, custody, and control of and shall thereafter assume sole responsibility for risk of loss for that portion of the Work. If OWNER determines that CONTRACTOR has not met Substantial Completion, then OWNER shall deliver a written notice to CONTRACTOR describing in reasonable detail the deficiencies noted and corrective action recommended. Substantial Completion shall not be deemed to have occurred, and CONTRACTOR shall be required to perform the remaining requirements for Substantial Completion and submit a revised Certificate of Substantial Completion. Any dispute regarding such certification shall be resolved in accordance with the procedure set forth in Article 8. If, following the initial or any subsequent Certificate of Substantial Completion, OWNER has not delivered to CONTRACTOR an acceptance or rejection of such certificate as required herein, Substantial Completion will be deemed to have occurred and the date of CONTRACTOR’S most recent Certificate of Substantial Completion shall be deemed the date that Substantial Completion was actually achieved.

5.2 Certificate of Mechanical Completion. Once CONTRACTOR has performed all of the requirements for Mechanical Completion, CONTRACTOR shall so certify to OWNER by submitting a Certificate of Mechanical Completion to OWNER, a copy of which is attached hereto as Exhibit L-2. Within seven (7) Days following receipt of such Certificate of Mechanical Completion, OWNER shall notify CONTRACTOR by execution of this Certificate whether OWNER concurs that CONTRACTOR has met the requirements for Mechanical Completion. Such certification shall not be deemed to waive any rights of OWNER against CONTRACTOR under this Contract. Concurrent with such certification of acceptance, which shall be evidenced by execution of the Certificate of Mechanical Completion by OWNER, Mechanical Completion will have occurred and OWNER shall assume care, custody, and control of and shall thereafter assume sole responsibility for risk of loss for the Work. If OWNER determines that CONTRACTOR has not met Mechanical Completion, then OWNER shall deliver a written notice to CONTRACTOR describing in reasonable detail the deficiencies noted and correction action recommended. Mechanical Completion shall not be deemed to have occurred and CONTRACTOR shall be required to perform the remaining requirements for Mechanical Completion and submit a revised Certificate of Mechanical Completion. Any dispute regarding such certification shall be resolved in accordance with the procedure set forth in Article 8. If, following the initial or any re-issuance of the Certificate of Mechanical Completion, OWNER has not delivered to CONTRACTOR an acceptance or rejection of such certification within seven (7) Days as required herein, Mechanical Completion will be deemed to have occurred and the date of CONTRACTOR’S most recent Certificate of Mechanical Completion shall be deemed the date that Mechanical Completion was actually achieved.

OWNER shall execute the Certificate of Mechanical Completion, provided that each of the following conditions has been fulfilled:

(a)	Said Work has been completed in all respects in accordance with the Contract Documents;

(b)	CONTRACTOR has performed all its obligations under this Contract (except warranty and other obligations which, by their terms, are not then due); and

(c)	CONTRACTOR has submitted reasonable evidence in the form of a final release and waiver of lien from itself and its subcontractors to OWNER that CONTRACTOR and its subcontractors have paid all payrolls, material bills, and other indebtedness connected with said Work.

ARTICLE 6. GENERAL CONDITIONS

The general conditions of this Contract are as follows:

6.1 Performance of Work. All Work to be performed by CONTRACTOR under this Contract shall be executed in conformity with the Drawings and Specifications, and CONTRACTOR shall do no Work without OWNER’S approval of Drawings and Specifications, in accordance with Section 6.4.

CONTRACTOR shall provide and pay for all materials, labor, water, tools, equipment, light, transportation, and other facilities necessary for the execution and completion of Work as set out in Exhibit A, Scope of Work. All materials and equipment incorporated into the Work shall be new, and CONTRACTOR represents that all Work under the Contract shall be of a finished nature.

CONTRACTOR agrees to prosecute its Work as is necessary to cause the Work to be completed in accordance with the schedule described in Exhibit E, Integrated Project Schedule, attached hereto, subject to adjustments as provided herein.

CONTRACTOR shall be fully responsible for all necessary expediting of its orders for materials and equipment, regardless of where placed to avoid delays in its Work. Defective materials or materials damaged in the course of installation or test shall be replaced or repaired in a manner conforming to the Contract Documents. All necessary cutting shall be neatly and carefully done and repaired in an approved and workmanlike manner. No cutting into the constructive parts of the buildings and structures shall be done without approval of OWNER’S Representative. All sheets shall be saw cut. No torch burned metal sheets will be accepted.

CONTRACTOR shall be fully responsible to install all OEM Equipment in the manner recommended by the manufacturer of such equipment, and to maintain such OEM Equipment as recommended by the manufacturer until Substantial Completion. In the event CONTRACTOR does not have necessary installation or maintenance documentation for a particular piece of OEM Equipment, it shall be CONTRACTOR’S responsibility to inform the OEM or OWNER of its need for additional information or specifications in advance of such installation or maintenance.

6.2 Prosecution of the Work. CONTRACTOR agrees to prosecute its Work in accordance with the Contract and Exhibit A, Scope of Work.

6.3 Construction Drawings. CONTRACTOR shall furnish promptly to OWNER all drawings and schedules required in connection with its Work, but approval of such drawings and schedules shall not relieve CONTRACTOR of its responsibility of complying with the requirements of the Drawings and Specifications of OWNER. CONTRACTOR shall take all field measurements necessary for its Work and shall assume responsibility for their accuracy.

6.4 Approval of Drawings. Detail, design and schematic drawings of the Work shall be submitted electronically (via AMEC website) by CONTRACTOR to the OWNER for approval thereof. CONTRACTOR, upon request from OWNER, shall submit to OWNER, for review only, all relevant design calculations. One (1) set of drawings is to be marked by OWNER as “Approved”, “Approved as “Noted” or “Disapproved as Noted” and returned to CONTRACTOR. Provided CONTRACTOR and OWNER agree with changes made by OWNER in drawings marked “Approval as Noted” or “Disapproved as Noted” said drawings shall be corrected by CONTRACTOR and provided to OWNER. If OWNER and CONTRACTOR agree that any of the changes or modifications are outside the Scope of Work or Integrated Project Schedule, and if changes or modifications are made after OWNER’S written approval (which is only deemed to be provided if CONTRACTOR has complied with all procedures set forth in this Contract regarding change orders), such changes or modifications could adjust the Separated Fixed Contract Price (either up or down) and/or the Integrated Project Schedule as provided in Section 6.13, Changes. CONTRACTOR shall utilize the most reasonably expeditious means of mail or electronic transmittal delivery to assure timely submittal of drawings to OWNER. The failure of OWNER to approve or disapprove drawings within seven (7) Days after receipt thereof shall be construed as approval thereof by OWNER. Upon approval of such drawings, they shall become part of the Contract deliverables. Approved drawings shall be issued by CONTRACTOR and one (1) set of electronic drawings will be furnished to OWNER. Approval of drawings hereunder by OWNER shall not constitute a waiver or release of any kind, and shall not relieve CONTRACTOR of its responsibility to comply fully and completely with the Scope of Work, warranties, representations and all other commitments or responsibilities set forth in this Contract.

CONTRACTOR shall furnish to OWNER one (1) electronic (via AMEC website) certified drawing of machinery or equipment procured by CONTRACTOR as described herein, including all applicable electrical wiring diagrams or to invoice address shown above if not available electronically.

CONTRACTOR shall furnish to OWNER an electronic version (via AMEC Website) of installation, operation and maintenance manuals and an electronic version of recommended spare parts list or to invoice address shown above if not available electronically.

6.5 As-Built Drawings. Within sixty (60) Days after Mechanical Completion (as hereinafter defined) CONTRACTOR shall furnish to the OWNER one (1) electronic version of drawings depicting the Work as actually completed; such drawings shall show the “as-built” details of the Work, limited to MFDs, P&IDs, electrical connection and underground.

6.6 Specifications and Drawings.

6.6.1. Data Furnished by CONTRACTOR. The CONTRACTOR shall furnish an electronic version of drawings and pertinent instructions required for the installation and operation of equipment supplied hereunder in accordance with the provisions of this Contract. A nominal charge will be made to cover the cost of additional copies. All copies of drawings, plans, specifications and instructions developed by CONTRACTOR for the Contract which are not owned by or subject to confidentiality restrictions by a third party shall become the property of OWNER. OWNER agrees that any reuse of such drawings, plans, specifications and instructions without prior written verification or adaptation by CONTRACTOR for the specific purpose intended will be at OWNER’S sole risk and without liability or legal exposure to CONTRACTOR. All such drawings, plans, specifications and instructions shall at OWNERS request be delivered to OWNER upon Mechanical Completion of the Work, but CONTRACTOR may retain and use copies thereof and any technology embodied therein. Any data or drawings required by the Contract to be given to the OWNER identified as confidential or proprietary to a third party shall remain the property of such third party, to be used only in connection with the construction, operation and maintenance of the equipment and shall not be disclosed to third parties without the prior written consent of CONTRACTOR/OWNER. Provided, however, that any party which OWNER or its successor wishes to hire to maintain, enhance, or add to the Work may be permitted to view and copy solely for such purposes any data or documents delivered to OWNER pursuant to this Contract, to the extent necessary or helpful to perform the duties for which such third party was retained. Provided, further, that no confidentiality restrictions shall apply to information which becomes publicly available through no fault of the OWNER, is independently developed by OWNER, or was in the possession of OWNER or provided to OWNER through some other source.

6.6.2. Data Furnished by OWNER. The OWNER shall furnish CONTRACTOR with such information as is specified in this Contract to be the responsibility of OWNER, and CONTRACTOR shall be entitled to rely on the accuracy and completeness of all such information in the performance of its Work hereunder. OWNER shall furnish the CONTRACTOR an electronic copy, if available, or hard copy of such information required hereunder; additional copies will be furnished upon request by CONTRACTOR. Information regarding the Jobsite, the business and operations of OWNER, and any other information provided by the OWNER which is not publicly known and not developed independently by CONTRACTOR shall remain the proprietary and confidential property of OWNER and shall not be disclosed to any third party without the advance written consent of OWNER. Operational data regarding the completed plant, including estimated production costs to produce clinker from the completed plant, and other sensitive financial and operational information regarding OWNER’S operation of the plant shall remain the property of OWNER and shall not be disclosed by the CONTRACTOR or its subcontractors to any party without the advance written consent of OWNER. In the event any specification, direction, design or innovation provided by OWNER can be protected under patent or other intellectual property laws, such intellectual property provided by OWNER shall remain the sole and exclusive property of OWNER and no license of any intellectual property of OWNER is deemed given by OWNER.

6.7 Storage of Equipment and Materials. CONTRACTOR shall receive, unload, store, and take proper care of all materials and equipment involved in this Contract. All equipment and materials to be stored or used at OWNERS Plant Site must be stored so as not to interfere with the construction of the balance of the Plant Site. Attention must be given to the storage of materials as no watermarked, dirty, or marred materials shall be accepted in the installation.

6.8 Safety. CONTRACTOR shall provide for safety precautions and programs in connection with its activities at the Jobsite and, in connection therewith, shall comply with the requirements of MSHA, Occupational Safety and Health Administration (OSHA), OWNER’S Safety Procedures, and any and all state, federal, and local regulations relating to the performance of the Work at the Jobsite.

CONTRACTOR shall submit to OWNER a copy of its Safety Procedures Manual for OWNER’S approval.

All of CONTRACTOR’S employees will be required upon entering onto OWNER’S Plant Site to wear hard hats, safety glasses, safety shoes and any other protective equipment either required by law or otherwise deemed necessary for the safety of OWNER’S employees as well as CONTRACTOR’S employees.

CONTRACTOR shall comply with MSHA regulations. Citations arising as a result of CONTRACTOR or its Subcontractors not following MSHA regulations will be for CONTRACTOR to pay or defend.

CONTRACTOR shall provide safety training as required by MSHA for CONTRACTOR’S employees who work on the Plant Site. This training must be completed and written confirmation of such must be furnished to OWNER before Work can commence. Training will be provided by CONTRACTOR obtaining an MSHA-certified instructor permit and providing training as required by MSHA under CFR Part 6 or Subpart 13.

6.9 Ingress and Egress from OWNER’S Premises. At all times during the term of this Contract, all of CONTRACTOR’S employees shall ingress and egress OWNER’S Jobsite using the entrance/construction gate and parking area agreed to by OWNER for CONTRACTORS workers adjacent to the Plant Site. OWNER shall, at all times necessary for CONTRACTOR’S performance under the Contract, provide free and clear access to the Jobsite to CONTRACTOR, its agents, employees and subcontractors.

6.10 OWNER’S Services. OWNER shall at its expense provide CONTRACTOR with the following:

(a)	Information locating all above ground or under[g]round utilities, obstructions and services (electrical, water, gas, etc.) as known to OWNER;

(b)	An OWNER’S Representative designated in writing who shall be authorized to act on OWNER’S behalf with respect to the Contract;

(c)	All the required fuel, flushing oil, utilities, and raw materials required for Dry Run Testing;

(d)	Accurate topographical plans and subsurface data;

(e)	“First Fill” lubricant material;

(f)	Phone lines for CONTRACTOR to tie into for temporary facilities;

(g)	Free and clear access across the Jobsite;

(h)	All necessary, operating and design data for OEM/BOP and OWNER supplied equipment;

(i)	A prompt review and, if acceptable, approval of CONTRACTOR Drawings and

Specifications in accordance with this Contract and any other assistance that CONTRACTOR may reasonably require for carrying out the Work hereunder including prompt review and, if acceptable, approval of all equipment and fabricated items and vendor and vendor-supplied equipment in accordance with this Contract, and prompt and timely performance of all OWNER required obligations;

(j)	Commercially reasonable efforts to help CONTRACTOR obtain concrete, if CONTRACTOR so requests, in the event it has difficulty obtaining same due to local market conditions; with no obligation to OWNER relating to the provision or failure to provide such concrete; and

(k)	All of the items OWNER shall furnish in accordance with Article 1.

6.11 CONTRACTOR’S Representative. The CONTRACTOR shall employ a qualified, competent representative who shall be in attendance at the site during the progress of the Work and shall represent the CONTRACTOR.

6.12 Concealed Conditions. Should concealed conditions be encountered in the performance of the Work below the surface of the ground or should concealed or unknown conditions be at variance with the conditions indicated by the documents provided by OWNER to CONTRACTOR and referenced in the Basis of Price section of the Scope of Work in Exhibit A, then the Separated Fixed Contract Price and Integrated Project Schedule may be equitably adjusted by Change Order as hereinafter defined in accordance with Section 6.13, Changes. Such varying conditions may include without limitation previously unknown subsurface and latent physical conditions at the Jobsite, archeological finds of historical or cultural significance, protected or endangered species of plants and animals, or other conditions that may preclude CONTRACTOR from proceeding with the Work for reasons of health, safety, or legal restriction. Without waiving its rights hereunder, CONTRACTOR agrees to notify OWNER of such conditions promptly, whereupon OWNER will promptly investigate the same and issue appropriate orders or instructions to CONTRACTOR.

6.13 Changes. The right is reserved by OWNER to make changes in, deviations from, additions to, and omissions from the Work herein contracted, and the Separated Fixed Contract Price and Integrated Project Schedule shall be adjusted accordingly. Before proceeding with any change, deviation, addition or omission, CONTRACTOR will first obtain written authorization from OWNER, to be signed exclusively by William O. Brown, or such person as OWNER may designate in writing. Any and all changes to the Scope of Work and the Separated Fixed Contract Price must first be agreed to in writing by OWNER and CONTRACTOR.

6.13.1 CONTRACTOR shall be entitled to adjustments, in accordance with Section 6.13.2, in the Separated Fixed Contract Price and Integrated Project Schedule for the following events:

(a)	Any part of the Work is delayed by any act or failure to act by OWNER or third parties performing Work for OWNER to the extent such action is the responsibility of OWNER as set forth in this Contract or by Force Majeure as provided in Section 6.17;

(b)	CONTRACTOR’S costs are increased due to changes in any applicable laws, codes or other governmental regulations, or OWNER’S Safety Procedures, subsequent to the execution of this Contract, or a substantial change in the method of imposition or enforcement of any applicable laws, codes or regulations, or any special requirements of any governmental authority;

(c)	CONTRACTOR’S costs are increased due to encountering any concealed or unknown conditions in accordance with Section 6.12 above unless such conditions are specified by this Contract to be the responsibility of CONTRACTOR;

(d)	CONTRACTOR’S costs are increased due to any variance in design conditions or other information not otherwise required or specified by this Contract, if any, provided by OWNER’S Representative;

(e)	OWNER’S request for or approval of performance of services not otherwise required by this Contract in excess of CONTRACTOR’S standard work day or work week or such shorter times as are provided by applicable collective bargaining agreements or on a holiday customarily observed by CONTRACTOR (including an allowance for loss of efficiency due to overtime work or shift work); or

(f)	any and all other events which entitle CONTRACTOR to a Change Order pursuant to this Contract.

6.13.2 In connection with any change, addition or event specified in this Section 6.13, CONTRACTOR shall promptly submit in writing to OWNER pursuant to a mutually agreed upon procedure, such proposed adjustments to the Separated Fixed Contract Price (including for G&A and fee * of CONTRACTOR’S costs as a result of the change or addition), Integrated Project Schedule, and affected Contractor obligations, if any; and OWNER and CONTRACTOR shall negotiate in good faith regarding the amount of such adjustments and shall attempt in good faith to agree in writing as to such adjustments. The parties agree that, so far as reasonably possible, no additional Work shall be performed until either the amount of or nature of the adjustment with respect thereto has been mutually agreed upon. In no case, however, shall CONTRACTOR perform any such additional or different Work until OWNER has authorized CONTRACTOR by Change Order to proceed therewith.

In the event that OWNER and CONTRACTOR cannot agree on the adjustment to the Separated Fixed Contract Price, Integrated Project Schedule, or affected CONTRACTOR obligations for a Change Order to which CONTRACTOR is entitled pursuant to Section 6.13, upon OWNER’S written direction to CONTRACTOR, CONTRACTOR shall proceed with the additional or different Work provided in the Change Order and OWNER shall pay to CONTRACTOR all undisputed amounts and fifty percent (50%) of the disputed amounts while CONTRACTOR is continuing performance until the dispute is finally resolved.

In the event CONTRACTOR contends that it is entitled to a Change Order, but OWNER disagrees. CONTRACTOR is under no obligation to proceed with such disputed Work. If however, OWNER issues CONTRACTOR a written Change Order for such Work, CONTRACTOR shall proceed with the disputed Work, provided in the Change Order and OWNER shall pay to CONTRACTOR all undisputed amounts and fifty percent (50%) of the disputed amounts while CONTRACTOR is continuing performance until the dispute is finally resolved.

If any dispute is not resolved within thirty (30) Days of the submission in writing by CONTRACTOR to OWNER of such proposed adjustments or entitlement to a Change Order. CONTRACTOR or OWNER may submit such dispute for resolution in accordance with Article 8, Resolution of Disputes. In the event the Work is delayed pending such resolution, the Arbitrators shall schedule the Arbitration to be completed with a final verdict not more than 90 Days after submission by either party.

6.13.3 CONTRACTOR shall use all commercially reasonable efforts to reschedule and reallocate the Work in a manner that minimizes the impact of any Change Order on the overall cost and schedule of the Project.

6.14 Protection of Work. It is mutually agreed that CONTRACTOR will assume responsibility for protection of materials and equipment left on the Jobsite. CONTRACTOR shall use reasonable efforts to continuously maintain adequate protection of all its Work from damage, such protection to include a watchperson or watchpersons when necessary, and shall use reasonable efforts to protect OWNER’S property from injury or loss arising in connection with or resulting from CONTRACTORS Work or materials or labor necessary to perform the Work in this Contract. CONTRACTOR shall make good any such damage, injury, or loss, except such as may be caused by the negligent act or omissions or intentional misconduct or gross negligence of agents or employees of OWNER. CONTRACTOR will be liable for the first $10,000 of loss per occurrence to the Work and/or materials and equipment for which CONTRACTOR is responsible until Substantial Completion. Except to the extent CONTRACTOR is responsible for loss or damage pursuant to this Section 6.14, OWNER shall retain any and all risk of loss or damage to the Work (which will be deemed for purposes of this provision to include any goods CONTRACTOR or its subcontractors or suppliers may provide to be installed). For loss or damage caused by all other causes and for any amounts in excess of this per occurrence deductible, OWNER agrees to look solely to the proceeds of the OWNER-furnished insurance described in Article 7 for recovery for loss, and not seek recovery against CONTRACTOR or any subcontractor for such loss. CONTRACTOR shall take all necessary precautions for the safety of CONTRACTOR’S employees on the Work, and it shall designate a responsible member of its organization on the Work, whose duty shall be the prevention of accidents. The name and position of any person so designated shall be reported to OWNER by CONTRACTOR. CONTRACTOR shall provide, at its expense, whatever storage sheds, workshops and offices necessary for the performance of the Contract, and shall remove the same upon the completion of the Work. CONTRACTOR shall clean up and remove from the Jobsite as directed by OWNER, all rubbish and debris. In no manner limiting the foregoing, CONTRACTOR shall remove all construction debris from the Jobsite at such times as will keep the Work area safe and uncluttered and at any time promptly upon request of OWNER.

6.15 Access to and Inspection of Work. CONTRACTOR shall supervise, inspect and be responsible for the Work and shall perform the Work strictly in compliance with the Drawings and Specifications and all other provisions of this Contract. OWNER and any mortgagee of OWNER, if any, their agents and representatives shall, at all reasonable times, and after prior notification to CONTRACTOR, have the right of entry and free access to inspect all Work done, labor performed and materials furnished in and about the Jobsite, compliant to all CONTRACTOR and State or Federal Safety Requirements.

6.16 Correction of Work. At CONTRACTOR’S sole cost and expense, CONTRACTOR shall promptly correct, repair or replace (the parties to mutually agree whether to correct, repair or replace) any defective materials and/or workmanship supplied by CONTRACTOR to conform to the Contract requirements. Provided, however, if inspection reveals that any correction of Work performed by CONTRACTOR was not due to defective materials and/or workmanship supplied by CONTRACTOR, such Work shall be treated as a Change in accordance with Section 6.13 above.

Should CONTRACTOR refuse or neglect to proceed at once with the correction of rejected or defective materials and/or workmanship after receiving notice to do so within the Warranty Period, it is agreed that OWNER shall have the right and power to have the defects remedied at the expense of CONTRACTOR, and CONTRACTOR agrees to pay to OWNER within thirty (30) Days any and all expense paid or directly incurred by OWNER in remedying such defects together with interest thereon at the prime rate of interest as published from time to time in the Wall Street Journal plus one percent (1%) until paid. CONTRACTOR warrants all Work performed hereunder against defective materials and/or workmanship, for a period of one (1) year from the date of Mechanical Completion (the “Warranty Period”).

6.17 Delays and Extension of Time. If CONTRACTOR is delayed at any time in the progress of the Work, unless otherwise permitted by this Contract, by (i) any act or neglect of OWNER, or any employee of OWNER, or by such act of a separate contractor or agent employed by OWNER, or (ii) Force Majeure (as defined in Article 14), then the Integrated Project Schedule shall be extended as provided in Section 6.13. In addition to such extension of time, there may be other adjustments in accordance with Section 6.13. CONTRACTOR shall give OWNER notice of any delay affecting the Work as soon as possible but in no event later than five (5) Days after receipt of knowledge of such delay. Notwithstanding the foregoing, CONTRACTOR shall not be entitled to any extension of time or increased payments because of any delays occasioned by inclement or unfavorable weather normally experienced in the geographic area of the Plant Site (as reported by the National Weather Service or a similar agency) or any delays occasioned by labor disputes of employees of CONTRACTOR or any of its subcontractors at the Jobsite. OWNER shall not be liable to CONTRACTOR because of any such delays caused by labor disputes. If one or more Force Majeure events causes CONTRACTOR to incur costs in excess of $200,000 in the aggregate, CONTRACTOR shall be entitled to a Change Order pursuant to Section 6.13 for its reasonable out-of-pocket costs actually and necessarily incurred in excess of $200,000 as a result of such Force Majeure event(s), including demobilization, remobilization, insurance, standby and escalation costs. Such Change Order may provide that CONTRACTOR may add such costs to invoices provided pursuant to Article 4 and CONTRACTOR shall provide such supporting information and documentation as OWNER may reasonably request. OWNER shall pay such invoices as provided in Article 4. In the event of a Force Majeure delay that continues for a period of more than sixty (60) Days, and OWNER and CONTRACTOR fail to agree to such a Change Order before expiration of such 60 Day period, CONTRACTOR shall have the right to terminate this Contract upon at least thirty (30) Days prior written notice to OWNER and OWNER shall have no liability to CONTRACTOR for lost profits or any other costs related to items which are not actually delivered to OWNER prior to CONTRACTOR’S cancellation.

6.18 Suspension of Work. OWNER shall have the right to suspend the performance of the Work at anytime by giving twenty-four (24) hours prior notice in writing of such action plus such reasonable time as may be required for the suspension of the Work so as to beneficially conserve what Work has been done or is actually in progress for future use. No prior notice in writing is required if suspension is necessary as a result of CONTRACTOR violating safety procedures.

Suspension of the Work shall be made without prejudice to the claims of either party respect of any antecedent breach of the terms of this Contract.

CONTRACTOR shall, during the period of suspension, use all reasonable efforts to utilize its personnel in such a manner as to minimize the cost associated with the suspension. Upon receipt of any notice of suspension, CONTRACTOR shall, unless the notice requires otherwise:

(a)	Immediately discontinue the performance of the Work to the extent specified in the notice;

(b)	Take no further action relative to subcontractors or suppliers with respect to suspended Work other than to the extent required in the notice;

(c)	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to the OWNER of all subcontracts and purchase agreements to the extent they relate to portions of the Work suspended; and

(d)	Upon receipt of notice to resume the suspended Work, promptly as practicable resume the suspended Work to the extent required in the notice.

As compensation to CONTRACTOR for any suspension, CONTRACTOR shall be reimbursed for all reasonable costs associated with the mobilization and demobilization of CONTRACTOR and its subcontractors and all reasonable costs in bringing the Work to an orderly state of suspension, as well as all cancellation costs and any expenses reasonably incurred, including escalation costs. Any suspension or Work stoppage due to CON’TRACTOR’S or CONTRACTOR’S subcontractor’s or agents’ safety violations shall be at CONTRACTOR’S expense. In addition, standby costs incurred by CONTRACTOR during the period of suspension (except for safety violations) incurred in keeping its organization committed to the Work in a standby status shall be paid by OWNER on a reimbursable basis. These and any further adjustments to the Separated Fixed Contract Price or Integrated Project Schedule shall be made in accordance with Section 6.13, Changes. In the event of a suspension that continues for a period of more than sixty (60) Days, CONTRACTOR shall have the right to terminate this Contract in accordance with Section 6.20.

In the event any undisputed amount required to be paid or advanced to CONTRACTOR by OWNER under this Contract is not paid or advanced to CONTRACTOR by OWNER as required, CONTRACTOR, by giving seven (7) Days written notice, may, at its option, suspend the Work in whole or in part and/or terminate this Contract. Subject to its rights under Section 6.20, Right to Terminate Contract, if the Work is suspended and not terminated, CONTRACTOR shall resume performance of the suspended Work as promptly as practicable after OWNER makes full payment or advancement to CONTRACTOR of such unpaid amount. During such suspension, CONTRACTOR shall be entitled to compensation pursuant to the provision of this Section. In the event of termination, CONTRACTOR shall be entitled to damages resulting from such termination, as otherwise limited or required by this Contract.

6.19 OWNER’S Right to Do Work. If CONTRACTOR should neglect to prosecute any substantive portion of the Work properly, OWNER, after five business (5) days’ written notice to CONTRACTOR and CONTRACTOR fails to promptly initiate corrective action, may, without prejudice to any other remedy it may have, make good such deficiencies and may deduct the cost thereof from the payments then or thereafter due CONTRACTOR, and if such expenditures, together with said losses, damages and extra expenses, exceed the amount otherwise due to CONTRACTOR hereunder, CONTRACTOR agrees to pay to OWNER within thirty (30) Days the full amount of such excess, together with interest thereon at the prime rate of interest as published from time to time in the Wall Street Journal plus one percent (1%) until paid.

6.20 Right to Terminate Contract. If either Party shall be adjudged a bankrupt, or if a Party should make a general assignment for the benefit of its creditors, or if a receiver should be appointed on account of its insolvency, or if it should persistently or repeatedly refuse or should fail, except in cases for which extension of time is provided, to supply enough properly skilled workmen or proper materials, or if it should fail to make prompt payment to the other Party, subcontractors or for material or labor, or persistently disregard laws, regulations or ordinances, or otherwise be guilty of a violation of any substantive provision of this Contract, then the non-defaulting Party, in the event that the defaulting Party does not promptly initiate corrective action, may, without prejudice to any other right or remedy and after giving the defaulting Party and its surety, if any, ten (10) Days written notice, terminate this Contract, and OWNER may finish the Work by whatever method it may deem expedient. In case of such cancellation, the rights of the non-defaulting Party shall be the same as if the defaulting Party had failed to perform this Contract in whole or in part.

6.21 Taxes. For Texas state and local sales and use tax purposes, this Contract shall be considered to be a separated contract for the construction of new non-residential real property as defined under applicable law, including 34 Tex. Admin. Code Rule § 3.291(a)(12). This Contract, all Change Orders, and CONTRACTOR’S invoices will separate pricing/charges for “skills and labor” from pricing/charges for permanent equipment, permanent materials and taxable services re-sold to OWNER. CONTRACTOR’S invoices shall further separate CONTRACTOR’S pricing for taxable equipment and taxable services re-sold to OWNER from CONTRACTOR’S pricing/charges for Tax-Exempt Equipment. CONTRACTOR shall ensure that all subcontracts are separated for Texas state and local sales and use tax purposes. CONTRACTOR shall issue valid Texas re-sale certificates to CONTRACTOR’S Subcontractors for Subcontractor purchases of equipment and taxable services re-sold to OWNER.

OWNER will provide CONTRACTOR with a Texas Direct Payment Exemption Certificate for the Work. CONTRACTOR will not charge OWNER Texas Sales and Use Tax. OWNER will accrue and remit Texas Sales and Use Tax to the appropriate taxing authorities.

Listed in Exhibit I are those items of Equipment (including permanent materials) to be permanently installed in the Project in which OWNER intends to claim a manufacturing, pollution control or other applicable exemption from the payment of applicable Texas state and local sales and use Taxes under Applicable Law (Texas Rule 3.300 and Statute 151.318). The OWNER provided list (Exhibit I) may be adjusted by OWNER at its sole discretion by Change Order. In addition, with respect to (i) any additional items of Equipment or taxable services re-sold to OWNER added by Change Order which are subject to a manufacturing, pollution control or other applicable exemption from the payment of applicable Texas state and local sales and use Taxes, or (ii) should OWNER determine that any Equipment previously designated as taxable Equipment and taxable services re-sold to OWNER should be designated as Tax Exempt Equipment or tax exempt services, OWNER will update the list of Tax Exempt Equipment in Exhibit I. OWNER shall provide CONTRACTOR with applicable Texas state and local sales and use tax exemption certificates for manufacturing and pollution control exemptions for the Tax Exempt Equipment and materials (including Tax Exempt Equipment added by Change Order).

CONTRACTOR shall reasonably cooperate with OWNER to minimize any and all applicable Texas state and local sales and use Taxes relating to the Project. If CONTRACTOR or any CONTRACTOR’S Subcontractor or Sub-subcontractor incurs any applicable Texas state and local sales and use Taxes on any items of Tax Exempt Equipment and materials or taxable services resold to OWNER for which OWNER provided CONTRACTOR with the OWNER provided list (Exhibit I) and a valid applicable Texas state and local sales and use tax exemption certificate, CONTRACTOR shall be responsible for the payment of such applicable Texas state and local sales and use Taxes, penalties and interest without reimbursement by OWNER and CONTRACTOR shall indemnify, defend and hold harmless OWNER Indemnified Parties from and against any Claims by a Governmental Instrumentality for such applicable Texas state and local sales and use Taxes.

If CONTRACTOR or any Subcontractor or Sub-subcontractor incurs any applicable Texas state and local sales and use Tax on any items of Tax Exempt Equipment and materials or taxable services re-sold to OWNER attributable to the OWNER’S failure to provide CONTRACTOR with a valid Texas state and local sales and use tax exemption certificate for all or any portion of the Tax Exempt Equipment, Materials and taxable services resold to OWNER (including OWNER provided list (Exhibit I) and adjustments made to Exhibit I due to Change Orders), CONTRACTOR shall be entitled to reimbursement in an amount equal to such applicable Texas state and local sales and use Taxes, penalties and interest that are properly owed and paid by CONTRACTOR for such Tax Exempt Equipment, Materials and services improperly identified by OWNER.

In no instance will “skills and labor”, service, fabrication labor or any other form of labor charge” be billed together with a charge for permanently installed materials (Equipment and Materials).

The Invoices to OWNER shall be separated into the following categories:

Labor	$
Tax Exempt Equipment	$
Taxable Equipment	$
TOTAL	$

Subject to Article 7, CONTRACTOR agrees to and does hereby accept full and exclusive liability for the payment of, and agrees to indemnify and hold harmless OWNER from claims, damage, loss and expenses arising from CONTRACTOR’S failure to pay for unemployment insurance and/or retirement benefit, pensions or annuities now or hereafter imposed by the Government of the United States and/or by the Government of any state of the United States, which are measured by the wages, salaries or other remunerations paid to persons employed by CONTRACTOR on Work performed under the terms of this Contract.

CONTRACTOR assumes the liability of paying Texas Sales and Use Tax to its suppliers or the appropriate taxing authorities for all its purchases of consumable supplies, small tools, construction machinery, equipment rental used to perform the Contract and taxes on profits (if any).

Any additions or reductions of charges to the OWNER will be separated sum Change Orders and will be treated, for sales and use tax purposes, in the same manner as under the original Contract.

All ad valorem taxes levied by any jurisdiction in Comal County, Texas on or charged against the real or personal property constituting the materials to be incorporated into the Work are the responsibility of OWNER. All ad valorem taxes levied on or charged against personal property consumable supplies, tools, construction machinery and equipment used to perform the Contract owned by CONTRACTOR, or its subcontractors, are the responsibility of CONTRACTOR or its subcontractors, respectively.

6.22 Subcontractor. CONTRACTOR shall not assign nor subcontract this Contract or any part thereof or any interest therein without first obtaining the written consent of OWNER. Such approval shall not be unreasonably withheld. CONTRACTOR shall be fully responsible to OWNER for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

6.23 Federal Labor Compliance. Neither CONTRACTOR nor OWNER will unlawfully discriminate against any employee or applicant for employment because of age, race, color, religion, sex, or national origin and shall comply with all Federal and Texas Laws. CONTRACTOR will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations and relevant orders of the Secretary of Labor.

6.24 Scheduling. A detailed Integrated Project Schedule indicating the state of Work is attached hereto as Exhibit E and hereby incorporated into this Contract. Such Integrated Project Schedule may be modified by the CONTRACTOR from time to time to reflect changes in the Work or the conditions affecting the Work. CONTRACTOR shall notify OWNER of such changes within five Days from the time changes are known to CONTRACTOR. If these changes affect the cost or are likely to change the date of Mechanical Completion the change must be first approved in writing by OWNER’S Representative and otherwise strictly comply with the provisions for changes set forth in Section 6.13 above.

6.25 Report of Progress of the Work. CONTRACTOR agrees to furnish on the 10th Day of each month a progress report of engineering, procurement and construction. This report shall state the actual Work completed as of the last Sunday of the previous month.

6.26 OWNER’S Right To Inspect During Manufacture. OWNER shall have the right of ingress into any factory, shop, warehouse or other facility to inspect or cause to be inspected during manufacture of any of the machinery or equipment, at reasonable times and after prior notification to CONTRACTOR. No such inspection shall relieve the CONTRACTOR of any obligation set forth herein. It is understood that this paragraph does not impose any obligation upon OWNER.

6.27 Warranty. CONTRACTOR warrants to OWNER that all the Work as set forth in this Contract will be free from defects in material and workmanship, has been properly installed pursuant to this Contract and applicable manufacturer specifications, and will otherwise comply with the specifications described in this Contract. This Warranty shall extend for one (1) year from date of Mechanical Completion. In addition, CONTRACTOR warrants to OWNER that:

6.27.1 The Work when completed will be free from defects in design that would fall below the standard of care required of professional engineers;

6.27.2 The Work when completed will be free from defects in workmanship and materials that would fall below a good and workmanlike standard;

6.27.3 Subject to Section 6.13, the Work will be designed and constructed in compliance with all applicable laws, regulations and codes in effect as of the effective date of the Contract;

6.27.4 All machinery, equipment, facilities, foundations (other than any existing foundations at the Plant Site) and structures will be fabricated and constructed in accordance with CONTRACTOR’S designs using new materials, unless otherwise agreed expressly in writing by OWNER, of good quality and using construction and fabrication practices which are in accordance with good industry practice.

6.27.5 The Operation and Maintenance Manuals to be delivered by the CONTRACTOR in its Scope of Work under the Contract will give sufficient information and instructions to OWNER for the repair, maintenance and operation of CONTRACTOR’S Work, including any information and instructions that have been provided to CONTRACTOR by the OEM (the “Operation and Maintenance Manuals”).

6.27.6 All equipment and supplies are installed in full compliance with applicable OEM, OWNER, and Contract specifications.

6.28 Liability For Breach Of Warranty; Limit of Liability. If any failure to comply with CONTRACTOR’S aforesaid warranty appears within the Warranty Period, OWNER shall notify CONTRACTOR of such failure and CONTRACTOR shall remedy any such failure by correcting, repairing, or replacing (the parties to mutually agree whether to correct, repair or replace) such machinery, equipment and/or services within such time as shall be designated by OWNER. EXCEPT AS STATED IN THIS CONTRACT AND EXCEPT AS TO TITLE, THERE ARE NO OTHER GUARANTEES OR WARRANTIES, INCLUDING OF HABITABILITY, MERCHANTABILITY, FITNESS, PERFORMANCE OR OTHERWISE, WHETHER ORAL, EXPRESS, IMPLIED, STATUTORY OR ARISING FROM COURSE OF DEALING OR TRADE USAGE. CONTRACTOR’S obligations for warranty shall be enforceable provided that OWNER maintains and operates the equipment under normal conditions with competent personnel and in accordance with the Operations and Maintenance Manuals provided by CONTRACTOR. CONTRACTOR does not warrant Work from ordinary wear, corrosion, erosion, chemical or abrasive action, excessive heat, improper lubricating oil or application outside the design limitation of the Work. The obligations contained in Sections 6.27 and 6.28 govern and supersede any other terms in this Contract which address warranties or the quality of the Work after Mechanical Completion and are CONTRACTOR’S sole warranty and guarantee obligations and OWNER’S exclusive remedies with respect to defects in the Work after Mechanical Completion. All of the warranties and other obligations of CONTRACTOR under Sections 6.27 and 6.28 relate to the Warranty Period and CONTRACTOR shall not be obligated to correct, or to pay for the cost of correcting, defects or deficiencies for which CONTRACTOR receives notice after the expiration of the Warranty Period.

CONTRACTOR shall obtain from all vendors from which CONTRACTOR procures materials and equipment, warranties with respect to such equipment as are reasonably available. Such warranties shall obligate the respective vendors to repair or replace nonconforming or defective materials and equipment. All such warranties shall be assigned to OWNER upon expiration of the CONTRACTOR’S Warranty Period. During the CONTRACTOR’S Warranty Period, CONTRACTOR shall assume all responsibility at its expense for administering and enforcing such vendor warranties and OWNER may rely upon and deal with CONTRACTOR with respect to such warranties. The warranties specified in Section 6.27 above shall apply to all portions of the Work provided by subsidiaries and vendors of CONTRACTOR in addition to such portions provided by CONTRACTOR. Unless otherwise mutually agreed by the parties, the refractory warranty period will be that which is provided by the manufacturer.

6.29 Patents. Unless otherwise agreed in writing, and subject to Article 7, CONTRACTOR shall defend at its expense, indemnify Indemnitees (as defined in Section. 7.1.1), and pay cost and damages awarded in any suit brought against any Indemnitee based on the use or sale of machinery, equipment and/or services furnished hereunder constituting infringement of a validly existing United States or foreign patent, copyright, trademark, trade secret or other intellectual property right. OWNER may, at its option, participate in the defense, compromise, or settlement of such claim provided that OWNER shall hear the cost and expenses related to such participation, In the alternative, CONTRACTOR, at CONTRACTOR’S sole option, may fulfill its obligations under this Section 6.29 by procuring for OWNER, as appropriate, the right to make, use or sell the invention or matter protected by the aforementioned infringed intellectual property right, or by assisting OWNER in designing modifications necessary to eliminate any claim of infringement. Any cost for such modifications shall be CONTRACTOR’S responsibility.

OWNER shall defend at its expense, indemnify the Indemnified Parties (as defined in Section 7.1.6), and pay cost and damages awarded in any suit based on alleged infringement of a patent, copyright or trademark brought against any Indemnified Party and based on the use or sale of machinery, equipment and/or services falling outside the CONTRACTOR’S Scope of Work, including, without limitation, the OEM.

6.30 Intentionally Omitted.

6.31 CONTRACTOR’S Liability.

6.31.1 CONTRACTOR’S AGGREGATE MAXIMUM LIABILITY (EXCLUSIVE OF PROCEEDS OF INSURANCE PROVIDED BY OWNER PURSUANT TO ARTICLE 7) FOR LOSS OR DAMAGE ARISING UNDER, RESULTING FROM OR CONNECTED WITH THIS CONTRACT OR FROM THE PERFORMANCE OR BREACH OF ANY OBLIGATION IMPOSED HEREUNDER, WHETHER SUCH LIABILITY ARISES FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), DELAYED COMPLETION, WARRANTY, INDEMNITY, STRICT LIABILITY OR OTHERWISE, UNLESS OTHERWISE LIMITED BY THE TERMS HEREOF, SHALL BE LIMITED TO TEN PERCENT (10%) OF THE TOTAL SEPARATED FIXED CONTRACT PRICE, WHETHER SUCH SUM IS EXPENDED IN REPAIR, REPLACEMENT, OTHER CORRECTIVE ACTION, LIQUIDATED DAMAGES, IF ANY, OR DELAY DAMAGES, REFUND OF THE CONTRACT PRICE OR ANY SUCH REMEDY AS MAY BE PROVIDED.

6.31.2 Except as it may be more narrowly limited by any other provision of this Contract, the liability of CONTRACTOR, its subcontractors, vendors or agents, or their employees, officers, directors and shareholders (collectively referred to in this section as “CONTRACTOR”) to OWNER, OWNER’S affiliates, insurers, or their employees, officers, directors and shareholders, or any third parties referred to below in Section 6.31.3 (collectively referred to in this section as “OWNER”) for loss of or damage to property (other than the Work) shall be limited to: 1) the extent such loss or damage is caused by CONTRACTOR’S negligence; and 2) the lesser of: (i) the deductible under OWNER’S insurance or (ii) $250,000 in the aggregate.

6.31.3 OWNER represents that it is (i) the sole owner of the Work, the land constituting the site of the OWNER’S plant and facilities where CONTRACTOR’S Work will be performed, and any inventory or other personalty stored thereon (collectively “Property”), or (ii) authorized to bind and does bind (or will bind prior to the occurrence of any loss or damage thereto) all persons or entities currently having, or acquiring in the future any legal or equitable interest in or right to occupy the Property, to the indemnities, releases and limitations of liability set forth in this Contract. If OWNER fails to bind to this limitation any third party having, or hereafter acquiring, any interest in the Property, OWNER agrees to indemnify, defend and hold CONTRACTOR harmless from and against such liability to the extent that it would cause CONTRACTOR’S total liability to exceed the limit of liability stated in Section 6.31.

6.31.4 This limitation of liability and indemnity applies to all liability arising from the CONTRACTOR’S activities and obligations related to the Contract, and any separate agreement with a third party to perform services for OWNER’S benefit on OWNER’S Property, as defined above, including but not limited to, duty arising in contract, warranty, indemnity, statute, tort or other theory of liability (WHETHER SUCH OCCURRENCE ARISES OUT OF CONTRACTOR’S SOLE OR CONCURRENT NEGLIGENCE OR BREACH OF ANY STANDARD OF STRICT LIABILITY).

6.31.5 CONTRACTOR’S liabilities are limited as set forth herein and it is expressly agreed that this Contract sets forth the sole and exclusive remedies available to OWNER. To the fullest extent permitted by law, neither CONTRACTOR, its subcontractors or affiliates nor OWNER shall, under any circumstances, be liable to the other for special, indirect, incidental, punitive, exemplary, or consequential damages, including but not limited to loss of use of Plant Site, Jobsite, Work, or other property, loss of savings, loss of use of capital or goodwill, product or business interruption, increased cost of capital, financing or other carrying charges, rental charges, or increased costs of operations, maintenance of staffing needs, loss of profits, anticipated revenue, interest, loss of use of equipment, loss by reason of plant shutdown, non-operation. additional usage of fuel or utilities, or other such claim arising from any cause whatsoever, whether or not foreseeable, and WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, INDEMNITY, OR OTHERWISE, and each party hereby releases the other party, and their respective agents and employees of each from any and all such liability. Notwithstanding the foregoing, this Section shall not be deemed to limit any indemnification obligation due from one party to the other resulting from third party claims for bodily injury or death or for third party claims for consequential damages relating to patent infringement to the extent provided for elsewhere in this Contract, nor shall this Section be deemed to limit CONTRACTOR’S right to payment of the Separated Fixed Contract Price to the extent due pursuant to the terms hereof, as such amount may be amended by Change Order.

6.31.6 All disclaimers, limitations and exclusions of liability to which CONTRACTOR is entitled under this Contract, including without limiting the generality of the foregoing, limitations with respect to consequential damages, liability and aggregate liability, warranty and other damages shall survive the termination or completion of this Contract and shall inure to, and be available as a defense by, the CONTRACTOR’S affiliates, subsidiaries, subcontractors and suppliers of any tier, and their respective officers, directors, shareholders, agents and employees, and CONTRACTOR shall be deemed the agent of such persons for the purpose of this Section.

6.32 CONTRACTOR’S Insolvency. If CONTRACTOR is adjudged a bankrupt, or makes a general assignment for the benefit of its creditors, or if a receiver of CONTRACTOR’S assets is appointed because of CONTRACTOR’S insolvency or inability to pay its debts, or if OWNER otherwise has reasonable grounds to believe that CONTRACTOR’S financial stability has become impaired, OWNER shall have the option of terminating this Contract by giving written notice of termination to CONTRACTOR, and such termination shall have the same effect as a termination under Section 6.20 of this Contract.

6.33 Failure To Insist Upon Strict Performance. No failure by OWNER or CONTRACTOR to insist upon strict performance under this Contract in any particular instance shall constitute a waiver of OWNER’S or CONTRACTOR’S right, as applicable, to insist upon strict performance in all other instances, whether the same or different provisions of this Contract are involved.

6.34 Assignment. This Contract and all provisions thereof shall be binding upon the respective successors and assigns of CONTRACTOR and OWNER, provided, however, that neither party shall assign this Contract or any right or obligation thereunder without first obtaining the written consent thereto of the other party. Such consent shall not be unreasonably withheld.

6.35 Entire Agreement: Modification. This Contract sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and no attempted amendment or modification of this Contract shall have any effect unless same is in writing and signed by the duly authorized representatives of both parties hereto.

6.36 Third Party Beneficiaries. The provisions of this Contract are intended for the sole benefit of OWNER and CONTRACTOR and there are no third party beneficiaries hereof except as provided in Section 6.31.

6.37 Severability. The invalidity or unenforceability of any portion or provision of this Contract shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract and the balance of the Contract shall be construed and enforced as if the Contract did not contain such invalid or unenforceable portion or provision. If any such provision of this Contract is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Contract as near as possible to its original intent and effect.

6.38 No Fiduciary Duty. Nothing in this Contract shall be construed as creating a fiduciary duty between CONTRACTOR and OWNER, and the existence of any such fiduciary duty between the Parties is hereby expressly disclaimed.

6.39 Audit. The OWNER’S right if any to audit, copy and inspect jobsite records and accounts will only be to the extent reasonably necessary to verify the application of unit rates to Work performed by CONTRACTOR. With respect to Work performed on a cost reimbursable basis, such audit rights shall not apply to the composition of any mark-ups, unit rates, fixed percentages or multipliers. CONTRACTOR agrees to make such records available for one (1) year after final payment. Audits will be conducted during normal business hours, on reasonable advance notice, and in accordance with generally accepted accounting principles.

ARTICLE 7. INDEMNITIES AND INSURANCE

7.1 Indemnities.

7.1.1 To the fullest extent permitted by law, CONTRACTOR shall indemnify, defend (at OWNER’S request and through counsel reasonably acceptable to OWNER) and hold harmless OWNER and its affiliates and their officers, directors, employees and agents (“Indemnitee” in these Sections 7.1.1, 7.1.2 and 7.1.4) from and against all third party (a “third party” being a party not a signatory to this Contract including employees of OWNER and CONTRACTOR) claims, demands, causes of action, damages, liabilities, losses and expenses, including attorneys’ and consultants’ fees and expenses (collectively, “Claims”), to the extent arising out of or resulting from CONTRACTOR’S performance of Work, provided such Claims are attributable to bodily injury, sickness or death, or injury to or destruction of tangible property (except the Work).

7.1.2 The foregoing indemnity shall not extend to Claims to the extent they result from the negligence, fault or willful misconduct of an Indemnitee.

7.1.3 With respect to Claims against any person or entity indemnified by the CONTRACTOR, or subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, the indemnification obligation shall not be limited by a limitation on amount or type of damages, compensation or benefits payable under workers compensation acts, disability benefit acts other employee benefit acts.

7.1.4 Neither CONTRACTOR nor its subcontractors shall, as a result of CONTRACTOR’S performance of the Work, place or release, or cause to be placed or released, any Hazardous Materials (as defined in CERCLA) (“Hazardous Materials”) in, on or under the Jobsite, or into any adjacent or nearby watercourse, body of water or wetlands, except in strict compliance with all applicable laws and permits. CONTRACTOR shall be responsible for any Hazardous Materials that it or its subcontractors or suppliers bring to the Jobsite, and for any Hazardous Materials in CONTRACTOR’S care that were provided to CONTRACTOR by OWNER or OWNER’S other contractors specifically for its use in performance of the Work, which is deposited, released or disposed of in, on or under the Jobsite or into any adjacent or nearby watercourse, body of water, or wetlands on or after the date of execution of the Contract by any of the foregoing persons only, including if necessary any cleanup or remediation activities, and shall indemnify and hold harmless the Indemnitees from and against any Claims (including under CERCLA) arising out of or resulting from the deposit, release or disposal of any such Hazardous Materials in, on or under the Jobsite or into any adjacent or nearby watercourse, body of water or wetlands on or after the date of execution of the Contract by any of the CONTRACTOR, its subcontractors or suppliers (excluding Indemnitees) only, except to the extent caused by negligence or willful misconduct on the part of the applicable Indemnitee. Provided, however OWNER agrees that if it provides CONTRACTOR with any Hazardous Materials specifically for CONTRACTOR’S use in performance of the Work, such Hazardous Materials shall be identified on the packaging thereof or OWNER will identify such Hazardous Materials in writing when provided, including any applicable MSDS sheets.

7.1.5 CONTRACTOR may temporarily interrupt its Work and will promptly inform OWNER if it reasonably believes there is undue risk of exposure to Hazardous Substances. CONTRACTOR will cooperate with OWNER to determine when it and others under its control may safely resume Work. If CONTRACTOR is not responsible for, and did not cause the risk of exposure to, the Hazardous Materials that caused the interruption in the Work, CONTRACTOR will be entitled to a Change Order in accordance with Section 6.13, of the Separated Fixed Contract Price and Integrated Project Schedule in connection with interruption of Work due to Hazardous Substances.

7.1.6 OWNER shall be fully responsible for all Hazardous Substances existing at the Jobsite as of the date of execution of the Contract. OWNER shall indemnify, defend and hold harmless CONTRACTOR and its subcontractors, and their officers, directors, employees and agents (“Indemnified Party” for this Section 7.1.6), from and against any Claims resulting from an encounter with or exposure to Hazardous Materials or resulting from such Indemnified Party’s being deemed an owner or operator of the Jobsite, or a generator, storer, transporter or treater of Hazardous Materials existing at the Jobsite as-of the date of execution of the Contract, for purposes of any laws and permits relating to Hazardous Materials or any investigatory or remedial actions by any government authorities having jurisdiction over the Jobsite; provided, however that this indemnity shall not apply to the extent of the sole negligence or willful misconduct of an Indemnified Party or violation of applicable of laws or regulations by an Indemnified Party. Without limitation, such indemnity shall include any liability of the Indemnified Party under the Comprehensive Environmental Response Compensation and Liability Act (including the SARA amendments thereto), and any liability of the Indemnified Party resulting from actions by any state or local agency.

7.1.7 If any claim of Lien, stop notice, equitable lien or any other demand for payment or security, including claims or demand upon surety bonds for any of the Work, is made or filed with OWNER, OWNER’S property or the Jobsite by any person claiming that CONTRACTOR, subcontractor, or any other person claiming under any of them (other than OWNER) had failed to perform its contractual obligations or to make payment for any obligation incurred for or in connection with the Work, then OWNER, subject to OWNER having paid CONTRACTOR for such amounts, shall have the right to retain from any payment then due or thereafter to become due CONTRACTOR or to be reimbursed by CONTRACTOR an amount sufficient to remedy any such nonpayment (including reasonably and actually incurred attorneys’ and consultants fees) sustained or incurred in connection therewith. Upon mutual agreement of the parties, CONTRACTOR may furnish a bond or other security to indemnify OWNER against lien claims of subcontractors and materialmen in order to receive payment from OWNER.

7.2 Insurance Provided by CONTRACTOR.

7.2.1 CONTRACTOR shall provide, pay for and maintain insurance of the type and in the limits as set forth below. Such insurance shall be maintained from the commencement of Work by CONTRACTOR on the Jobsite until the latter of Mechanical Completion or the completion of all post-Mechanical Completion warranty or related Work by CONTRACTOR or any subcontractor.

7.2.2 Automobile Liability insurance covering all owned, non-owned, and hired vehicles used by CONTRACTOR or the applicable subcontractor for all operations both on and off the Jobsite, with a limit of $3,000,000 combined single limit per accident for Bodily Injury and Property Damage.

7.2.3 Workers’ Compensation insurance for statutory benefits limits of the applicable Labor Code(s) and Workers’ Compensation law(s) and Coverage B—Employer s Liability with limits of $1,000,000 each accident for Bodily Injury by accident, $1,000,000 each employee for Bodily Injury by disease and $1,000,000 policy limit for Bodily Injury by disease. Such insurance shall be endorsed to include Longshore and Harbor Workers Compensation Act Coverage and Jones Act Coverage if applicable, and shall cover all operations of CONTRACTOR. Such insurance shall be endorsed to include Other States Coverage and to include a Waiver of Our Right to Recover from Others Endorsement in favor of the Indemnitees.

(a)	If CONTRACTOR or the applicable subcontractor is a qualified Workers’ Compensation self-insurer, prior to its commencement of Work at the Jobsite CONTRACTOR shall submit to OWNER a copy of such employer’s current Certificate of Permission to Self-Insure.

(b)	CONTRACTOR shall include, and shall require each of its subcontractors to include, the following provision in all subcontracts let by such party for performance of Work when the party performing Work under such subcontract is a qualified, approved self-insurer of Workers Compensation:

“The subcontractor waives any right of recovery the subcontractor may have or acquire against the Indemnitees, CONTRACTOR, or subcontractors of all tiers by reason of the subcontractors having paid Workers’ Compensation benefits as a self-insurer.”

7.2.4 Commercial General Liability insurance covering all operations of CONTRACTOR and its subcontractors at the Jobsite. Such insurance shall be written on an occurrence form; coverage under the primary policy cannot be provided under a “Claims- Made” or “Modified Occurrence” policy without the prior, express written consent of OWNER. Such insurance shall be no less comprehensive and no more restrictive than the coverage provided by the standard Insurance Services Office (ISO) form CG 00 01 1204; shall include by its terms or appropriate endorsements Bodily Injury, Property Damage, Personal

Injury, Blanket Contractual, Independent Contractors, Products and Completed Operations coverages; shall include Products Liability coverage for any products manufactured, assembled, or otherwise worked upon away from the Jobsite: and shall include coverage for “x” (explosion), “c” (collapse), or “u” (underground) exposures. Such insurance shall have the following limits:

$25,000,000 Each Occurrence;

$25,000,000 General Aggregate; and

$25,000,000 Products/Completed Operations Aggregate

7.2.5 Professional Liability insurance by the CONTRACTOR or applicable subcontractor, if CONTRACTOR or applicable subcontractors will perform professional services in connection with the Work, including engineering, architectural, medical, testing, environmental assessment or remediation, or design-build services, with a limit of $2,000,000 per wrongful act, or negligent error or omission, and an annual aggregate limit of $4,000,000.

7.2.6 The insurance coverages specified in Sections 7.2.2, 7.2.3, and 7.2.4 may be arranged under single policies for the full limits required or by a combination of underlying policies with the balance provided by Excess Liability insurance. The Excess Liability insurance shall provide coverage substantially following the form of and as broad as that of the underlying primary policies,

7.2.7 OWNER and its affiliates shall be included as Additional Insureds under the insurance policy in Sections 7.2.2 (Auto) and 7.2.4 (CGL) and such coverage afforded the Additional insured in those Sections only shall be primary insurance, to the extent of the limits provided in such sections. If any Additional Insured has other insurance which is applicable to the loss, then to the extent such Additional Insured is entitled to coverage under CONTRACTOR’S insurance pursuant to this paragraph, such other insurance shall be on an excess and/or contingent basis.

7.2.8 All required coverages will be maintained without interruption during the entire term of Contract plus the Commercial General Liability shall remain in effect for an additional three (3) years in Products and Completed Operations coverage following Mechanical Completion.

7.2.9 CONTRACTOR will require its subcontractors to obtain and maintain automobile liability, Workers’ Compensation and Commercial General Liability insurance, as applicable, in accordance with CONTRACTOR’S standard practices. CONTRACTOR will use all reasonable efforts to obtain for the benefit of CONTRACTOR and OWNER waivers of subrogation and additional insured status from its subcontractors.

7.3 Insurance Provided by OWNER.

7.3.1 OWNER shall purchase and continuously maintain until Mechanical Completion, or termination of this Contract, whichever occurs last, Builder’s Risk insurance naming as Named Insureds OWNER, CONTRACTOR, and subcontractors and suppliers of all tiers and any other contractors of OWNER performing Work at the Jobsite. Such insurance shall cover all equipment, machinery, supplies, and other property intended to be permanently incorporated in the Work at Jobsite, for which title or risk of loss shall have passed at the time of loss to an insured. Coverage shall apply to such property while it is located at the Jobsite or located at temporary off-site storage or staging areas approved by OWNER, or while in land-based transit to the Jobsite within the continental United States. Coverage shall be written on an “All Risk form, including but not limited to, fire, lightning, windstorm, hail, riot, riot attending a strike, civil commotion, aircraft, vehicle, smoke, explosion, vandalism, malicious mischief, damage to glass, theft, flood and earthquake (including sinkhole) coverages. Such insurance shall include coverage for expenses due to delays in completion as a result of the insured perils, subject to a thirty (30) Day deductible. Limits under this insurance shall not be less than 100% of the replacement value of the Work at Jobsite for physical damage to property and related expenses, provided that sub limits shall be established for losses due to earthquake (including sinkhole) and flood, which earthquake and flood sublimits shall be no less than the minimum sublimits for such losses established pursuant to OWNER’S agreements with its lenders. The OWNER if requested, shall provide the CONTRACTOR with a copy of the proposed builder’s risk insurance policy for comments and a copy of the final policy and all endorsements related thereto not less than thirty (30) Days prior to the first Work on the Jobsite by CONTRACTOR.

7.3.2 The foregoing insurance shall include a deductible of not more than $100,000 for each loss or such greater amount as is generally acceptable in the industry for the size and scope of the Work. CONTRACTOR shall bear the first $10,000 of the deductible amount (other than deductible amounts related to flood or earthquake coverage, which OWNER shall be obliged to pay), with no increase in the Separated Fixed Contract Price.

7.3.3 Exclusions from such insurance may include, but are not limited to, the following; (1) loss resulting from mysterious disappearance or caused by any wrongful removal of any property of a named insured or any additional insured by the employee(s) of such named insured or additional insured, (2) loss or damage to any automobiles, (3) loss or damage to CONTRACTOR’S or any insured subcontractor’s owned, leased or rented property or construction-type tools, equipment, machinery, or supplies used for construction but not intended to be permanently incorporated in the Work at Jobsite, and (4) loss or damage covered by a manufacturer’s warranty or guarantee.

7.3.4 Loss, if any, under this insurance shall be adjusted by OWNER, with the cooperation of CONTRACTOR, and insurance proceed check(s) shall be made payable to OWNER, to hold such funds as trustee on behalf of any party with an insurable interest.

7.4 Requirements for All Insurance.

CONTRACTOR shall cause the insurance to be obtained under Section 7.2, and OWNER shall cause the insurance it obtains under Section 7.3, to satisfy the following provisions and requirements.

7.4.1 Notwithstanding limitations of liability under Section 6.31, OWNER and CONTRACTOR waive all rights against (i) each other and the subcontractors, agents and employees of each other, and (ii) subcontractors, agents and employees, for damage caused by fire or other peril to the extent covered and paid by property insurance obtained by OWNER pursuant to this Article 7 or by any other property insurance applicable to the Work, except such rights as each may have to proceeds of such insurance held by OWNER as trustee. The insurance policies obtained by OWNER pursuant to Section 7.3 shall be endorsed to include a waiver of subrogation in favor of Indemnitees as well as CONTRACTOR and its subcontractors, and the insurance policies obtained by CONTRACTOR and its subcontractors (excluding Professional Liability) pursuant to Section 7.2 shall be endorsed to include a waiver of subrogation in favor of Indemnitees. In addition, to the extent such policy(ies) to be provided by OWNER have a deductible greater than $10,000, OWNER shall waive all rights of recovery against CONTRACTOR for events covered by Section 6.14 for any such deductible losses in excess of CONTRACTOR’S $10,000 deductible.

7.4.2 All insurance required by this Contract shall be from insurance companies authorized to transact that class of insurance in the State of Texas or an approved not admitted carrier and having a minimum rating of (or equivalent to) A-VIII by A.M. Best & Company or as otherwise acceptable to both CONTRACTOR and OWNER. The required certificates must be signed by the authorized representative of the insurance company shown on the certificate with proof that he/she is an authorized representative thereof. In addition, certified, true and exact copies of all project-specific insurance policies required by this Contract other than professional liability insurance shall be provided to either party within a reasonable period of time upon written request.

7.4.3 The insurance provided by OWNER hereunder shall provide primary property damage coverage with respect to the Work.

7.4.4 Thirty (30) calendar Days’ written notice shall be given to OWNER and CONTRACTOR of any cancellation, intent not to renew, or reduction in the policies’ coverage except in the application of the aggregate limit provisions.

7.4.5 Prior to commencing any Work at the Jobsite, CONTRACTOR shall furnish OWNER with a certificate(s) of insurance giving evidence of insurance required by Section 7.2 and evidence of additional insurance endorsements required by Sections 7.2.7 and 7.4.1.

Additionally, CONTRACTOR shall furnish a certificate(s) of insurance or a policy binder(s) of insurance, evidencing replacement coverage, to OWNER at least 7 Days prior to expiration of any such policies, so that there shall be no interruption in Work due to lack of proof of insurance coverage required by this Contract. If such documentation is not available 7 Days prior to expiration of any such policy(s), CONTRACTOR shall provide OWNER with a notice, stating with specificity the status of such renewal, and shall provide OWNER with a certificate(s) of insurance or a policy binder(s) of insurance as soon as is reasonably practicable. OWNER shall not be liable for any delays (or costs or damages resulting there from) resulting from CONTRACTOR’S failure (or that of any subcontractor of any tier) to obtain the insurance required of it under Section 7.2, or to deliver the required certificates of insurance to OWNER.

Certificates of insurance shall provide for at least thirty (30) Days prior written notice to OWNER of cancellation (unless cancellation is for nonpayment of premium, in which case 10 Days’ notice will suffice) or materials alteration, and shall delete the words “endeavor to” from the obligation to notify the certificate holder (OWNER) of such cancellation or modification. Upon advance written request of OWNER, CONTRACTOR shall permit OWNER to review, at CONTRACTOR’S office, a copy of any project specific policy of insurance required by Section 7.2, from which may be redacted premium information.

7.4.6 The insurance coverages and limits required under this Contract are designed to meet the minimum requirements of OWNER. They are not designed as a recommended insurance program for CONTRACTOR or its subcontractors, and meeting these minimum requirements does not relieve such persons of their obligations under Section 7.1.

7.4.7 The amounts and types of Commercial General Liability insurance shall conform to the minimum requirements set forth in this Article 7, utilizing insurance Services Office (ISO) policies or the equivalent and endorsements where applicable.

7.4.8 The acceptance of delivery of any certificates of insurance or certified insurance policies required to be purchased and maintained pursuant to this Contract does not constitute approval or agreement by the recipient that the insurance requirements have been met or that those certificates of insurance policies are in compliance with this Contract.

7.4.9 All of the insurance required by this Article 7 shall be issued as required by law and shall be endorsed, where necessary, to comply with the minimum requirements contained herein. Certificates of insurance, or other reasonably available evidence of insurance coverage as specified in Section 7.4.5 above, must be provided at least 7 Days prior to expiration of current policies so that there shall be no interruption in Work due to lack of proof of insurance coverage as required in this Contract.

7.4.10 OWNER may elect at any time during the term of this Contract to require CONTRACTOR to procure and maintain other or additional commercially available insurance. Notice of such election shall be given at least sixty (60) Days prior to the effective date of the required modifications. Any additional costs incurred by these parties in securing insurance shall be reimbursed by OWNER as a part of the cost of the Work, and the Separated Fixed Contract Price shall be revised by Change Order to be increased by the amount of such additional reimbursement.

ARTICLE 8. RESOLUTION OF DISPUTES

If at any time any controversy shall arise between OWNER and CONTRACTOR with respect to any matter or thing involved in this Contract, or arising out of or related to subject matter of this Contract, and which OWNER and CONTRACTOR do not promptly adjust and determine, and upon completion of the Work and before the final settlement and payment is made said controversy shall be resolved first by a meeting between the Project Management Committee of the respective parties involved. Should agreement still not be reached within ten (10) Days, said controversy shall be resolved by a meeting between the chief executive officers of the respective parties involved. Should agreement still not be reached within twenty-four (24) hours, the parties may agree to mediate. If they do not agree to mediate, or if mediation is unsuccessful, the parties agree to be subject to binding arbitration in accordance with the most current Rules for Construction Disputes of the American Arbitration Association (AAA). If the Work or any part of the Work is being delayed, the arbitration must result in an interim ruling within ninety (90) Days of submission. The award shall be in writing and shall include findings of fact and conclusions of law in support of the award. The award will be final and binding and may be entered in any court of competent jurisdiction. All disputes and/or claims less than or equal to One Hundred Thousand Dollars ($100,000.00) in value shall be before a single arbitrator and disputes and/or claims in excess of that amount shall be before a panel of three arbitrators, all appointed in accordance with said Rules. The parties shall split evenly the costs of all arbitrators’ fees, and all costs assessed by the AAA. Each party shall bear its own cost of arbitration. The arbitration shall take place in Dallas, Texas and Texas law shall apply. The arbitrator(s) shall have no authority to award relief that is precluded by the terms of this Contract. CONTRACTOR shall require its subcontractors to agree in writing to submit to the jurisdiction of arbitration.

ARTICLE 9. INDEPENDENT CONTRACTOR

CONTRACTOR is engaged by OWNER under this Contract to provide the Work solely as an independent contractor. CONTRACTOR and CONTRACTOR’S employees and subcontractors shall not have or be deemed to have employee status with OWNER or any affiliated companies by virtue of this Contract or otherwise, nor shall CONTRACTOR be or become entitled to participate in any plans, benefits, arrangements or distributions which OWNER and any affiliated corporations now or hereafter make available to their employees.

ARTICLE 10. NOTICE

All communications and notices provided for or required under this Contract shall be in writing and mailed by U.S. Mail, first class or certified return receipt request, or delivered in person or by confirmed telecopy facsimile with original sent by mail, to the respective addresses of OWNER and CONTRACTOR set forth in this Contract. Notices shall be properly delivered to the appropriate party at such party’s address as set forth below or as set forth in a notice hereafter sent in this manner:

OWNER:	CONTRACTOR:

TXI OPERATIONS LP 7781 FM 1102 New Braunfels, TX 78132-3412 Attention: William O. Brown	AMEC-Zachry Contractors P.O. Box 240130 (78224-0130) 527 Logwood (78221-1738) San Antonio, Texas Attention: Steven K. Brauer

ARTICLE 11. SPECIAL CONDITIONS

The special conditions of this Contract are as follows:

1. OWNER shall furnish a “Daily Drilling Log” form to the CONTRACTOR to summarize the daily activity of each drilling rig on this form. The completed form in duplicate and authenticated by signatures of CONTRACTOR’S representative and OWNER shall be given to OWNER at the end of each work day in which drilling occurred.

2. Prior to commencing Work, CONTRACTOR shall furnish OWNER with written verification of a CONTRACTOR IDENTIFICATION NUMBER obtained from MSHA.

3. CONTRACTOR shall advise and OWNER must approve the origins of all equipment and fabricated items supplied under this Contract provided, however, that such approval will be given in a timely basis and will not be unreasonably withheld.

4. Vendors are identified in the OWNER-approved Vendor Preference List, and CONTRACTOR may select any Vendor included in this List for auxiliary equipment.

ARTICLE 12. THE CONTRACT DOCUMENTS

12.1 This Contract includes all changes and addenda to date and constitutes the entire understanding of the parties and supersedes any prior proposals, understandings, correspondence and/or agreements. CONTRACTOR may not assign or attempt to assign any funds accrued or to accrue under this Contract without first obtaining the written consent of OWNER and no such assignment shall be binding on OWNER unless and until accepted in writing by OWNER. Waiver of any breach hereof shall not constitute a waiver of any subsequent breach of the same or any other provision hereof.

12.2 In the event of conflicts among the terms of the Contract Documents, interpretations shall be based upon the following Contract Documents which are set forth in ranked order of precedence:

(a)	Amendments, addenda or other modifications to the Contract Documents (including Change Orders) duly signed and issued after the signing of this Contract, with those of a later date having precedence over those of an earlier date;

(b)	Articles 1 through 14 of this Contract;

(c)	Exhibits to the Contract in the following order of precedence:

•	Exhibit F, Contractor’s Clarifications

•	Exhibit B, Division of Responsibility (DOR)

•	Exhibit A, Scope of Work

•	Exhibit E, Integrated Project Schedule

•	Exhibits D-1 through D-6, Design Criteria

•	Exhibit C, Drawings and Specifications

•	Exhibit G, Check-Out, Dry Run, and Turnover

•	Exhibits H-1 and H-2, Execution Plans

ARTICLE 13. GOVERNING LAW

The Contract Documents, and the rights and obligations of the parties under or pursuant to the Contract Documents, shall be governed and construed according to the laws of the State of Texas without regard to the conflicts of laws provisions of that State.

ARTICLE 14. DEFINITIONS

“Change Order” means a change requested either by OWNER or by CONTRACTOR, which has been executed and approved by OWNER in writing as more completely set forth in Section 6.13 of the Contract.

“Claims” has the meaning set forth in Section 7.1.1.

“Contract” or “Contract Documents” has the meaning set forth in Section 1.1.

“CONTRACTOR.” means AMEC-Zachry Contractors, a Joint Venture between Zachry Construction Corporation and AMEC E&C Services, Inc.

“Day” or “Days” shall mean calendar days.

“Drawings and Specifications” means (i) all specifications, calculations, design, plans, drawings, engineering and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Project, and (ii) all technical drawings, operating drawings, specifications, shop drawings, diagrams, illustrations, schedules and performance charts, calculations, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings, electric one-line’s, electric schematics, connection diagrams and technical information of a like nature, in the form attached to this Contract or incorporated into this Contract by reference. Specifications and instructions provided by an OEM regarding the proper installation, startup or initial operation of OEM equipment shall be deemed to be a part of the Drawings and Specifications to the extent provided to CONTRACTOR by the OEM or OWNER.

“Dry Run Tested” or “Dry Run Testing” means testing of the Work under power but without process controls and prior to introduction of process material.

“Final Acceptance” shall have the meaning set forth in Article 5 hereof. Final Acceptance is intended to occur only with respect to the entirety of the Work, and will not be deemed to occur with respect to portions of the Work if the balance of the Work is not complete.

“Force Majeure” shall mean an occurrence that is unexpected and not reasonably foreseeable on the effective date of this Contract, and beyond the control of the party affected, not otherwise dealt with by the provisions of this Contract, which by exercise of reasonable diligence could not be prevented or provided against, such as acts of God, unusual or extremely severe weather, tornado, flood, fire, earthquake, strikes (other than those of CONTRACTOR and its Subcontractors at the Jobsite), threats of or acts of terrorism, riot or civil unrest, or other acts of workers of the other party which are not permitted by this Contract, or delays in transportation for which no reasonable alternative is or was available, or delay in work of subcontractors caused by events of Force Majeure (“Force Majeure”).

“Hazardous Materials” has the meaning set forth in Section 7.1.4.

“Indemnified Party” has the meaning set forth in Section 7.1.6.

“Indemnitee” has the meaning set forth in Section 7.1.1.

“Integrated Project Schedule” means the schedule for completion of the Work, which is set forth in Exhibit E.

“Jobsite” means the actual area specified by OWNER at the Plant Site where the Work is to be delivered and performed by the CONTRACTOR.

“Mechanical Completion” means OWNER will issue the Certificate of Mechanical Completion when all systems and equipment have been turned over and all critical punch list work has been completed. At this point the project is defined to be Mechanically Complete.

“Notice to Proceed” means the written notice given by OWNER to CONTRACTOR directing CONTRACTOR to commence performance of the entire Work.

“OEM” means only Polysius. With respect to references to drawings and specifications provided by an OEM for use by CONTRACTOR, such drawings and specifications shall include any documentation provided by a manufacturer or distributor of equipment regarding the proper installation, startup, and initial operation of such equipment.

“OEM Equipment” means the Equipment provided by Polysius.

“OEM Services” means services supplied by Polysius.

“OWNER” means TXI OPERATIONS LP, a Delaware limited partnership.

“OWNER Provided List of Exempt Equipment” has the meaning set forth in Exhibit I.

“OWNER’S Representative” means the OWNER’S executive, who will manage the Project on behalf of and represent the OWNER and who shall be William O. Brown unless otherwise designated in writing by OWNER.

“OWNER-Supplied Equipment” means equipment provided by OWNER or OWNER’S suppliers.

“Plant Site” means the Hunter Cement Plant, as described in Article 1.

“Preliminary Services Agreement” means the Preliminary Services Agreement executed by the parties on October 27, 2006 (as amended).

“Schedule of Values for Progress Payments” as set forth in Exhibit K.

“Separated Fixed Contract Price” has the meaning set forth in Article 3.

“Substantial Completion”—Completion of Work on a piece of equipment is indicated with the hanging of green and manila tags. The green tag indicates the field cables have been point-to-point wire checked and the insulation resistance tested. The manila tag indicates the mechanical equipment has been completely assembled, lubricated, aligned, rotated by hand, and is otherwise ready to be placed in service. Testing of the process equipment begins with energizing and verifying the local control circuits. The motors will then be bumped to verify proper rotation, coupled, and final alignment verified. Suitable equipment (not including the Raw Mill, Coal Mill, Finish Mill, Kiln, and Clinker Cooler) will then be run locally without load for two continuous hours to verify proper operation (dry run). With operation of the equipment verified and accepted by OWNER; care, custody, and control of the equipment is transferred to OWNER. OWNER will issue a Certificate of Substantial Completion for the area when all equipment in an area has been similarly tested.

“Warranty Period” has the meaning set forth in Section 6.16.

“Work” or “Scope of Work” has the meaning set forth in Article 1.

(Signature Page Follows)

IN WITNESS WHEREOF the parties have executed this Contract the day and year first above written,

TXI OPERATIONS LP		AMEC-ZACHRY CONTRACTORS,
a Joint Venture
Zachry Construction Corporation

By:	/s/ J. LYNN DAVIS	By:	/s/ STEVEN BRAUER
	(Signature)		(Signature)

J. Lynn Davis		Steven K. Brauer
(Printed Name)		(Printed Name)

Title:	Vice President Cement	Title:	Vice President
Date:	9/21/07	Date:	8/7/07

AMEC E&C Services, Inc.

		By:	/s/ TIMOTHY P. GELBAR
(Signature)

Timothy P. Gelbar
(Printed Name)

		Title:	President
		Date:	8/20/07